Exhibit 10.23

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of January, 2021, by and between Brian Michael Brown (the “Employee”) and AvePoint, Inc. (the “Company”).

Employee is employed by AvePoint, Inc. as its Corporate COO and General Counsel pursuant to an Employment Agreement with AvePoint, Inc. dated March 1, 2008 (the “Prior Agreement”).

The Company desires to continue to employ Employee and, in connection therewith, to compensate Employee for Employee’s personal services to the Company; and

Employee wishes to continue to be employed by the Company and provide personal services and certain covenants to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Employment by the Company.

1.1 Impact of Transaction. This Agreement shall be assumed by Apex Technology Acquisition Corp. on the Effective Time as defined in that certain Business Combination Agreement and Plan of Reorganization dated November 23, 2020, by and among the Company, AvePoint, Inc., Athena Technology Merger Sub, Inc., and Athena Technology Merger Sub 2, LLC (the “Business Combination Agreement”). If the transactions contemplated by the Business Combination Agreement do not close, this Agreement shall not be assumed by Apex Technology Acquisition Corp. but shall continue to be in full force as an obligation of the Company. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Business Combination Agreement.

1.2 Term. The initial term of this Agreement shall begin on the Effective Date and end on the third anniversary of the Effective Date (the “Initial Term”), unless Employee’s employment is sooner terminated in accordance with Section 6 below. Thereafter, this Agreement shall automatically renew and Employee’s employment shall continue for successive one-year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless either party gives the other written notice of its/his intent not to renew this Agreement at least sixty (60) days before the expiration of the Initial Term or any Renewal Term, or this Agreement is terminated in accordance with Section 6 below. If the Company elects not to renew the Agreement without Cause (as defined below), Employee will be eligible for the Severance Benefits set forth in Section 6.1 below, subject to the terms and conditions of Section 6.1. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement as hereinafter provided. Furthermore, if Employee’s employment is terminated pursuant to Section 6.1 at any time during the Initial Term or a Renewal Term, Employee will be eligible for the Severance Benefits described in Section 6.1 subject to the terms and conditions set forth therein.

1.3 Position. Subject to the terms set forth herein, the Company agrees to continue to employ Employee and Employee hereby accepts such continued employment. In addition, Employee shall continue to serve as Corporate COO and General Counsel.

1.4 Duties. Employee will report to the Company’s Executive Chairman (the “Executive Chairman”), performing such duties as are normally associated with Employee’s position, including the management and oversight of all legal, compliance and contract functions of the Company and its subsidiaries, and such duties as are assigned to Employee from time to time, subject to the oversight and direction of, and reporting to the Executive Chairman. Employee shall perform Employee’s duties under this Agreement principally out of the Company’s office in Richmond, Virginia, or such other location as assigned by the Company, subject to Section 6.1(g) (Good Reason section) below. In addition, Employee shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.5 Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s reasonable discretion. Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Employee’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of the such plan. The Company reserves the right to change, alter, or terminate employee benefits in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Employee shall receive for Employee’s services to be rendered under this Agreement an initial base salary of $350,000 on an annualized basis, subject to review and upward adjustment by the Company in its sole but reasonable discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2 Annual Discretionary Bonus. Employee will be eligible for a discretionary uncapped annual cash bonus (the “Annual Bonus”), with a target amount of one-hundred percent (100%) of Employee’s then current Base Salary (the “Target Amount”), subject to review and adjustment from time to time by the Company in its sole but reasonable discretion, payable subject to standard payroll withholding requirements. Whether or not Employee earns any bonus will be dependent upon (a) the actual achievement by Employee and the Company of the applicable individual and corporate performance goals, as determined by the Board in its sole but reasonable discretion, and (b) Employee’s continuous performance of services to the Company through December 31 of the applicable bonus year. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31. The Board will determine in its sole discretion the extent to which the Company has achieved the performance goals upon which the bonus is based and the amount of the bonus, if any. To the extent earned, the Annual Bonus will be paid no later than March 15th of the year following the performance period. In the event it is administratively impracticable to make the Annual Bonus payment by March 15th, payment will be made as soon as administratively practicable thereafter.

2.3 Equity Awards. Employee will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Compensation Committee of the Board, as applicable, will determine in its reasonable discretion whether Employee will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. If (i) Employee remains in Continuous Service (as defined in the Company’s then current equity incentive plan (the “Plan”)) through the closing of a Change in Control (as defined in the Plan), or (ii) Employee is terminated without Cause (as defined below) or resigns for Good Reason (as defined below) during the three-month period immediately prior to the closing of a Change in Control, then, the vesting and exercisability of Employee’s equity awards shall accelerate in full, provided Employee executes the Release (as defined below) and allows it to become effective.

2.4 Expense Reimbursement. The Company will reimburse Employee for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse Employee for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Employee are subject to the provisions of Section 409A (as defined below): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION OBLIGATIONS. In connection with Employee’s continued employment with the Company, Employee will continue to receive and continue to have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits Employee is eligible to receive under this Agreement, Employee agrees to execute and abide by the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement attached as Exhibit A (“Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement and will supersede, prospectively only, the continuing obligations set forth in Sections 11, 12, 13 and 14 of the Prior Agreement.

4. OUTSIDE ACTIVITIES. Employee will be permitted to undertake and engage in the other activities, provided that such activities do not interfere with Employee’s responsibilities and the performance of duties hereunder.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Employee represents that Employee’s performance of all the terms of this Agreement and continued service as an Employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Employee’s employment by the Company, including agreements or obligations Employee may have with prior employers or entities for which Employee has provided services. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Employee’s employment relationship with the Company continues to be at-will. Either Employee or the Company may terminate the employment relationship for any reason whatsoever at any time, with or without cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Employee upon termination of employment and do not alter this at-will status.

6.1 Termination by the Company without Cause or Resignation by Employee for Good Reason.

(a) The Company shall have the right to terminate Employee’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Sections 6.4 or 6.5 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.

(b) If the Company terminates Employee’s employment at any time (whether during the Initial Term or thereafter) without Cause or elects not to renew Employee’s Term without Cause (excluding in all cases by reason of Employee’s death or Disability) or Employee resigns for “Good Reason” (as defined below) and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Employee shall be entitled to receive the Accrued Obligations (as defined below) and, subject to Employee’s compliance with the conditions and obligations in Section 6.1(c) below, Employee shall be eligible to receive the following severance benefits (the “Severance Benefits”):

(i) The Company will pay Employee an amount equal to Employee’s then current Base Salary and Annual Bonus (based on the average of the Annual Bonus earned by Employee in the two years prior to Employee’s termination) for eighteen (18) months, less all applicable withholdings and deductions, and paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.

(ii) If Employee timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Employee and Employee’s dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Employee’s and his covered dependents’ health insurance coverage in effect for Employee (and Employee’s covered dependents) on the termination date until the earliest of: (i) eighteen (18) months following the termination date; (ii) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Employee’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Employee of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(iii) Each unvested equity award (excluding any equity award subject to the achievement of any performance-based or other similar vesting criteria) then held by Employee will immediately accelerate vesting and, to the extent applicable, exercisability, as to the number of shares that would have become vested had Employee remained employed by the Company through the date that is eighteen (18) months following the termination date.

(c) Employee will be paid all of the Accrued Obligations on the Company’s first payroll date after Employee’s date of termination from employment or earlier if required by law. If eligible to receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement, Employee will only receive such Severance Benefits if: (i) within the time period provided in the separation agreement (which shall be no longer than 60 days following the date of Employee’s Separation from Service), Employee has signed and delivered to the Company a separation agreement that includes, among other terms, an effective general release of claims in favor of the Company and its affiliates and representatives, in the form presented by the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if Employee holds any other positions with the Company, he resigns such position(s) to be effective no later than the date of Employee’s termination date (or such other date as requested by the Board); (iii) Employee returns all Company property; (iv) Employee complies with his post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) Employee complies with the terms of the Release, including, without limitation, any non-disparagement, confidentiality and cooperation provisions contained in Release.

(d) For purposes of this Agreement, “Accrued Obligations” are (i) Employee’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Employee payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Employee under any qualified retirement plan or health and welfare benefit plan in which Employee was a participant in accordance with applicable law and the provisions of such plan.

(e) The Severance Benefits provided to Employee pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Employee may otherwise be entitled under any Company severance plan, policy or program.

(f) Any damages caused by the termination of Employee’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Employee is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(g) “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following conditions without Employee’s consent, after Employee’s provision of written notice to the Company of the existence of such condition (which notice must be provided as described in Section 7.1 within ninety (90) days of the initial existence of the condition and must specify the particular condition in reasonable detail), provided that the Company has not first provided notice to Employee of its intent to terminate Employee’s employment: (i) a diminution in Employee’s duties, title, responsibilities or authorities; (ii) a material (greater than 10%) reduction by the Company of Employee’s Base Salary; or (iii) the relocation of Employee’s principal place of employment by twenty-five (25) or more miles from Employee’s then-current principal place of employment. Notwithstanding the foregoing, Good Reason shall only exist if Employee’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) and the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, Employee must resign for such Good Reason condition by giving notice as described in Section 7.1 within thirty (30) days after the period for curing the violation or condition has ended). To the extent Employee’s principal place of employment is not the Company’s corporate offices due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to Employee, Employee’s principal place of employment, from which a change in location under the foregoing clause (iii) will be measured, will be considered the Company’s office location where Employee’s employment with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement.

6.2 Termination by the Company for Cause.

(a) The Company shall have the right to terminate Employee’s employment with the Company at any time (whether during the Initial Term or thereafter) for Cause by giving notice as described in Section 7.1 of this Agreement.

(b) “Cause” for purposes of this Agreement shall mean that the Company has determined in its sole discretion that Employee has engaged in any of the following: (i) any act constituting fraud or disreputable conduct that causes harm to the Company; (ii) any conduct which constitutes a felony under applicable law; or (iii) breach of fiduciary duty.

(c) In the event Employee’s employment is terminated at any time for Cause, Employee will not receive Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.3 Resignation by Employee (other than for Good Reason).

(a) Employee may resign from Employee’s employment with the Company at any time (whether during the Initial Term or thereafter) by giving notice as described in Section 7.1.

(b) In the event Employee resigns from Employee’s employment with the Company (other than for Good Reason), Employee will not receive Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.4 Termination by Virtue of Death or Disability of Employee.

(a) In the event of Employee’s death while employed pursuant to this Agreement (whether during the Initial Term or thereafter), all obligations of the parties hereunder shall terminate immediately, and Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee’s legal representatives all Accrued Obligations.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Employee, to terminate this Agreement based on Employee’s Disability. Termination by the Company of Employee’s employment based on “Disability” shall mean termination because Employee is unable due to a physical or mental condition to perform the essential functions of Employee’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Employee’s employment is terminated based on Employee’s Disability, Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.5 Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued (whether during the Initial Term or thereafter) because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company (a “Discontinuance of Business”), then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof; provided, however, that any discontinuance or interruption of the Company’s business as a direct result of a Change in Control of the Company shall not constitute a Discontinuance of Business under this Section 6.5. In the event this Agreement is terminated pursuant to this Section 6.5, Employee will not receive the Severance Benefits, or any other compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.6 Application of Section 409A. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Employee’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary in this Agreement, to the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Employee may consider and sign the Release spans two calendar years, such severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Employee’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Employee’s Separation from Service, and (b) the date of Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Employee a lump sum amount equal to the sum of the severance benefits that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.6 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.6.

6.7 Notice; Effective Date of Termination.

(a) Termination of Employee’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Employee of Employee’s termination, with or without Cause;

(ii) immediately upon Employee’s death;

(iii) ten (10) days after the Company gives notice to Employee of Employee’s termination on account of Employee’s Disability;

(iv) ten (10) days after Employee gives written notice to the Company of Employee’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Employee’s resignation shall be effective as of such other date. Employee will receive compensation through any required notice period (even if the Company accepts Employee’s resignation prior to the end of such notice period); or

(v) for a termination for Good Reason, immediately upon Employee’s full satisfaction of the requirements of Section 6.1(g).

(b) In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.8 Cooperation With Company After Termination of Employment. Following termination of Employee’s employment for any reason, Employee shall fully cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. The Company will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Employee’s scheduling needs.

7. GENERAL PROVISIONS.

7.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Employee at Employee’s address as listed on the Company payroll or to Employee’s Company-issued email address or Employee’s email address as listed in Company records, or at such other address as the Company or Employee may designate by ten (10) days advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Employee’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4 Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5 Complete Agreement. This Agreement (including Exhibit A) constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Employee and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Employee’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.8 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Parties acknowledge and agree that the Company’s assignment of this Agreement to any affiliate of the Company, and such transfer of employment, shall not in and of itself constitute a termination of Employee’s employment without Cause or for Good Reason. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder, other than to the Employee’s estate upon Employee’s death.

7.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.

SIGNATURE PAGE FOLLOWS

Signature Page to Employment Agreement
AVEPOINT INC.

By:	/s/ Tianyi Jiang
Tianyi Jiang
CEO

Employee:

/s/ Brian Michael Brown
Brian Michael Brown

Apex Technology Acquisition Corp. hereby consents to the assigned under the terms set forth in Section 1.1 of this Agreement.

APEX TECHNOLOGY ACQUISITION CORP.

By:	/s/ Jeff Epstein
Jeff Epstein
Co-CEO and CFO

Exhibit A

CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION

AND NON-COMPETITION AGREEMENT